Exhibit 4.12

MacDONALD, DETTWILER AND ASSOCIATES LTD.

2015 LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

MacDONALD, DETTWILER AND ASSOCIATES LTD. (the “Company”), hereby grants to the grantee named below (the “Grantee”), Appreciation Units in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions as set forth below:

Appreciation Units:

Name of Grantee:

Date of Grant:

# of Appreciation Units:

Base Price

1.	The terms and conditions of this Agreement and all capitalized terms used herein shall, unless expressly defined in a different manner, have the meanings ascribed hereto in this Agreement, and the 2015 Plan, as the case may be.

2.	The Appreciation Units are subject to the foregoing terms:

(a)	Subject to the other provisions of the Plan and of this Agreement, the Appreciation Units shall vest and become exercisable only to the extent of one-third (1/3) of the total grant on and, thereafter, to the extent of an additional one-third (1/3) of the total grant on each of and .

(b)	The Appreciation Units shall mature on .

(c)	Upon exercise of an Appreciation Unit, by Notice to the Company, the Grantee, subject as hereinafter provided, may elect to:

(i)	exercise the Right to Acquire Shares; or

(ii)	exercise the Cash-Out Rights, thereby transferring, relinquishing and surrendering all Rights to Acquire Shares to the Company in exchange for a cash payment pursuant to the Cash-Out Rights. By exercising the Cash-Out Rights, a Grantee relinquishes and surrenders his or her rights to elect the Right to Acquire Shares with respect to the Appreciation Units being exercised.

(d)	If a Grantee shall elect the Right to Acquire Shares, the Grantee shall pay to the Company an amount equal to the Base Price multiplied by the number of vested Appreciation Units being exercised plus the amount of all Deductions payable by the Company with respect to the Grantee with respect to the Appreciation Units that are being exercised. Upon receipt by the Company of such payment, the Company shall, as soon as administratively possible, deliver to the Grantee the number of Shares represented by the number of Appreciation Units exercised.

(e)	Subject to paragraph 2(g) below, if the Grantee shall elect the Cash-Out Rights, the Company shall pay to the Grantee, based on surrender to the Company of the vested Appreciation Units exercised, and as soon as administratively possible after the Exercise Date but in any event in the calendar year in which the Appreciation Units are exercised, the Cash-Out Amount.

(f)	Notwithstanding the provisions of Section 22 of the 2015 Plan and paragraphs 2(c) and (d) of this Agreement, the Company may give the Grantee, together with all other grantees holding Appreciation Units under the 2015 Plan, a Section 23(a) Election, not less than 30 days prior to the first date of any vesting of Appreciation Units granted under the 2015 Plan, thereby electing to not make a Subsection 110(1.1) Election, which Section 23(a) Election shall apply to all Appreciation Units and, where so specified by the Company in the Section 23(a) Election, the aggregate amount payable by the Grantee pursuant to any Right to Acquire Shares shall be reduced by the Consideration Reduction (being a reduction of $1 in total for the Grantee) so that the Grantee may not be entitled to benefits under paragraph 110(1)(d) of the Tax Act in respect of either (a) the Right to Acquire Shares in respect of all of the Appreciation Units, where the Section 23(a) Election elects a Consideration Reduction, or (b) the Cash-Out Rights, regardless of any specified Consideration Reduction. For greater certainty, the Consideration Reduction shall not give rise to any termination, change or novation of any such Appreciation Units nor of any other terms, conditions or rights under the 2015 Plan or this Agreement.

(g)	Notwithstanding the provisions of Section 22 of the 2015 Plan and paragraphs 2(c) and (e) of this Agreement, upon receipt by the Company of the Exercise Notice from the Grantee, the Company may elect to override the Cash-Out Rights by giving an Override Notice to the Grantee within 2 Business Days of receipt of the Exercise Notice pursuant to which the Company will elect to deliver to the Grantee a number of Shares obtained by dividing the Cash-Out Amount by the Fair Market Value of Shares on the Exercise Date. Upon receipt by the Grantee of an Override Notice, the Grantee shall have the right to give the Company a Cancellation Notice within 2 Business Days of receipt of the Override Notice, to retract the Exercise Notice, in which even the Appreciation Units shall be reinstated to the Grantee’s AU Account as if the Exercise Notice had never been given. If no Cancellation Notice is received by the Company within the specified time the Company shall deliver to the Grantee the number of Shares to which the Grantee is entitled as determined in the first sentence of this paragraph 2(g). If the Company does not issue an Override Notice within the time specified herein, the Company shall comply with the obligations with respect to the Cash-Out Right as provided in paragraph 2(e) of this Agreement.

(h)	Notwithstanding the vesting of any Appreciation Units, subject to the terms of the 2015 Plan, the Grantee may not exercise or surrender any Appreciation Units prior to the Appreciation Unit vesting but may exercise or surrender the Appreciation Unit at any time after they become vested and from time to time thereafter on Notice to the Company, as provided in the 2015 Plan.

(i)	Except as otherwise provided in and in addition to the provisions of the 2015 Plan, all Appreciation Units outstanding under the 2015 Plan shall accelerate and be deemed to have been earned on the completion of a Terminating Transaction. Upon consummation of any such event, the 2015 Plan shall terminate.

3.	Each Notice relating to the Appreciation Unit (“Notice”) shall set forth the number of Appreciation Units to be surrendered, and shall designate the election being made by the Grantee, being either the Right to Acquire Shares or the Cash-Out Rights. All Notices to the Company shall be delivered by any recorded electronic method of transmission and acceptance as established by the Company or shall be delivered personally or by prepaid registered mail to its head office in Richmond, British Columbia, Attention: Corporate Secretary whereby the Company can determine acceptance or exercise by any Grantee and all notices to the Grantee shall be delivered in any one of the same manners to the address of the Grantee on file with the Company. Either the Company or the Grantee may designate a different address or email address by Notice to the other. Such Notices shall be deemed to be received, if delivered personally or by any recorded electronic method of transmission, on the date of delivery or sending, and if sent by mail, on the fifth (5th) Business Day following the date of mailing.

4.	The Company covenants and agrees with the Grantee (unless the Company provides Notice under Section 23(a) of the 2015 Plan to the Grantee, together with all other grantees holding of Appreciation Units under the 2015 Plan, of its contrary intention within 30 days prior to the first date of any vesting of any Appreciation Units under the 2015 Plan):

(i)	the Company agrees to elect pursuant to subsection 110(1.1) of the Tax Act that neither it, any Participating Company, nor any other person not dealing at arm’s length with the Company will deduct, in computing its income for Canadian tax purposes, any amount in respect of a payment to the Grantee under the Cash Out Rights in respect of the surrender by the Grantee’s of Appreciation Units comprising their Right to Acquire Shares (the “Subsection 110(1.1) Election”); and

(ii)	the Company will provide the Grantee with written evidence of the Subsection 110(1.1) Election by mailing evidence of the Subsection 110(1.1) Election to the Grantee at his or her address of employment record with the Company; and

in respect of the foregoing, the Grantee covenants and agrees that he or she will file, with his or her income tax return for the year which includes a payment under the Cash-Out Rights, written evidence of the Company’s Subsection 110(1.1) Election.

General

5.	The Grantee hereby agrees that:

(a)	this Award Agreement and the provisions hereof are subject to the terms and conditions of the 2015 Plan and if there is any inconsistence between the provisions of the Agreement and those in the 2015 Plan, the provisions in the 2015 Plan will take precedence;

(b)	any rule, regulation or determination, including the interpretation by the Board of the Agreement, the 2015 Plan shall be final and conclusive for all purposes and binding on all Persons, including the Company and the Grantee;

(c)	the grant of any Award under the 2015 Plan shall not affect in any way the right of the Company or any Participating Company to terminate the employment of the Grantee;

(d)	the grant of any Award or Appreciation Units is solely at the discretion of the Company and the grant of any Award or Appreciation Units in any one year to the Grantee does not entitle the Grantee to any grant of any award, appreciation units, options, share appreciation rights or any similar instruments under the 2015 Plan or any other plan established by the Company and issued or awarded from time to time; and

(e)	the Company may make such amendments to the 2015 Plan as provided in the 2015 Plan and if such amendments shall effect the terms and conditions of the Agreement, the Agreement shall be deemed amended to reflect same.

6.	This Agreement has been made in and shall be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.	Definitions

For the purposes of this Agreement, the following definitions apply:

“2015 Plan” means the 2015 Long Term Incentive Plan, as amended from time to time.

“Act” means the Canada Business Corporations Act, as amended.

“Agreement” means this 2015 Long Term Incentive Plan Award Agreement or other written agreement between MDA and a Grantee that evidences and sets out the terms and conditions of an Award.

“Appreciation Units” means an appreciation unit granted to a Grantee pursuant to the 2015 Plan, comprising the rights granted to a Grantee under the 2015 Plan including the right of certain Grantees to acquire Shares as set forth in Award Agreements entered into as contemplated under the 2015 Plan, subject to terms and conditions of this 2015 Plan.

“AU Account” means the account established on the books of the Company in respect of a Grantee pursuant to the 2015 Plan.

“AU Value” with respect to any exercise of an Appreciation Unit means the positive difference between the average of the Fair Market Value of a Share for the five Business Days up to and including the date on which notice of exercise is received by the Company less the Base Price for the Appreciation Unit being exercised.

“Award” means the grant to a Grantee of a specified number of Appreciation Units subject to the terms of the 2015 Plan.

“Base Price” for an Appreciation Unit means the Fair Market Value of a Share on the Date of Grant.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which both the Stock Exchange and banks in Vancouver, British Columbia are open for business.

“Cancellation Notice” has the meaning as set forth in Section 23(b) of the 2015 Plan.

“Cash-Out Amount” has the meaning as set forth in Section 7(d) of the 2015 Plan.

“Cash-Out Rights” has the meaning set forth in Section 7(d) of the 2015 Plan.

“Committee” means a committee of the Board designated from time to time by resolution of the Board, which committee shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of any Participating Company.

“Company” or “MDA” means MacDonald, Dettwiler and Associates Ltd., a corporation governed by the laws of Canada or any successor thereof.

“Consideration Reduction” has the meaning as set forth in Section 23(a) of the 2015 Plan.

“Date of Grant” means the day on which an Award is made under this 2015 Plan.

“Deductions” have the meaning set forth in Section 7(d) of the 2015 Plan.

“Employee” with respect to a Participating Company means an individual who is considered an employee of the Participating Company as defined under the Income Tax Act, (Canada) as amended, or the applicable taxation legislation in the jurisdiction of the Participating Company.

“Exercise Date” means the date on which the Company has received Notice from the Grantee of the Grantee’s exercise any Appreciation Units.

“Exercise Notice” has the meaning as set forth in Section 23(b) of the 2015 Plan.

“Fair Market Value of a Share” means the closing sale price of the Shares on the Stock Exchange, or, if that measure of price is not available, in a national market system for securities on the date or dates as provided hereunder. In the event that the Shares are not listed on any such market or national securities or stock exchange, a valuation of the fair market value of a Share on such date shall be made by the Board in its sole discretion.

“Participating Company” means the Company and any Subsidiary of the Company.

“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.

“Right to Acquire Shares” has the meaning set forth in Section 7(d) of the 2015 Plan.

“Section 22(a) Election” has the meaning as set forth in Section 23(a) of the 2015 Plan.

“Shares” means common shares in the capital of the Company.

“Stock Exchange” means the Toronto Stock Exchange.

“Subsidiary” has the meaning specified in the Act.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Terminating Transaction” means any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger, amalgamation or consolidation of the Company with one or more other Persons as a result of which the Company goes out of existence or becomes a Subsidiary of a corporation other than a Participating Company immediately prior to such event or there has otherwise been an acquisition of control of the Company (within the meaning of the Tax Act (Canada)) by a Person other than a Participating Company immediately prior to such event or (c) a sale of all or substantially all of the Company’s assets to a Person or entity other than a Person that was a Participating Company immediately prior to such event; or (d) a sale to one Person (or two or more Persons acting in concert), other than to a Participating Company immediately prior to such event, of equity securities of the

Company resulting in such Person or Persons holding Shares representing at least eighty percent (80%) or more of the aggregate voting power of all outstanding equity securities of the Company. For the purposes of (c), a sale of all or substantially all of the Company’s assets means a sale determined as a sale of all or substantially all of the Company’s assets by the Board, for the purpose and with specific reference to the 2015 Plan.

MacDONALD, DETTWILER AND ASSOCIATES LTD.

Per:
Name:	Daniel E. Friedmann
Title:	President and Chief Executive Officer